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                                                    ---------------------------
                                                            OMB APPROVAL
                                                    ---------------------------
                                                    OMB NUMBER:       3235-0167
                                                    EXPIRES:  NOVEMBER 30, 1995
                                                    ESTIMATED AVERAGE BURDEN
                                                    HOURS PER RESPONSE...  1.50
                                                    ---------------------------

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 15

        CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                         Commission File Number 333-36253
                                                                ---------


                      PRICE COMMUNICATIONS WIRELESS, INC.
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            (Exact name of registrant as specified in its charter)


                45 ROCKEFELLER PLAZA, NEW YORK, NEW YORK  10020
                                (212) 757-5600
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


              11 3/4% SERIES B SENIOR SUBORDINATED NOTES DUE 2007
--------------------------------------------------------------------------------
           (Title of each class of Securities covered by this Form)

                                     NONE
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(Titles of all other classes of securities for which this a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


          Rule 12g-4(a)(1)(i)     [ ]  Rule 12h-3(b)(1)(i)      [X]
          Rule 12g-4(a)(1)(ii)    [ ]  Rule 12h-3(b)(1)(ii)     [ ]

          Rule 12g-4(a)(2)(i)     [ ]  Rule 12h-3(b)(2)(i)      [ ]
          Rule 12g-4(a)(1)(ii)    [ ]  Rule 12h-3(b)(2)(ii)     [ ]

                                       Rule 15d-6               [ ]

        Approximate number of holders of record as of the certification or notice date: Five
            --------------------------------------------------------------------

        Pursuant to the requirements of the Securities Exchange Act of 1934 Price Communications Wireless, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:     May 12, 1998                By:/s/ Robert Price
     --------------------------          ---------------------------------------
                                         Robert Price, President
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Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the
General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.